Exhibit 99.1

William “Bill” Fontenot named CEO of Cleco Corporate Holdings LLC

PINEVILLE, La. - Dec. 21, 2017 - Today, the board of managers of Cleco Corporate Holdings LLC announced William “Bill” Fontenot as the new chief executive officer.
Fontenot most recently served as chief operating officer of Cleco Corporate Holdings LLC and interim CEO of Cleco Power. He will assume the role of CEO of Cleco Corporate Holdings LLC and all subsidiaries, including Cleco Power, as well as join the board of managers effective Jan. 1, 2018.
“Bill was selected following a competitive, nationwide search that began in March of this year,” said Peggy Scott, board chair and interim CEO of Cleco Corporate Holdings LLC. “His proven leadership abilities and diverse utility experience will lead our company forward.”
Scott will resign as interim CEO of Cleco Corporate Holdings LLC effective Dec. 31, 2017, and will remain chair of the Cleco board of managers.
Fontenot began his Cleco career in 1986 as an engineer and has worked in various capacities at the company including business development, commercial operations and utility operations. Highlights of his tenure include the management, development and restructuring efforts of generation projects valued at over $900 million, as well as leading the development and construction of the $1 billion power plant, Madison 3. For the last six years, Fontenot has served as chief operating officer overseeing generation, transmission and distribution asset operations and investment.
“I am humbled by the board’s selection and am thankful for the opportunity to lead Cleco, the company where I have worked for over 30 years,” said Fontenot. “With the help of our 1,200 loyal and dedicated employees, we will continue to safely serve our 288,000 customers while sustaining and growing the company.”
Fontenot serves on the boards of the Council for a Better Louisiana, Association of Edison Illuminating Companies, Southeastern Electric Exchange and the Central Louisiana Community Foundation. He is a member of AEIC Power Generation Committee, Central Louisiana Manufacturing Managers Council, St. Rita Catholic Church and the Knights of Columbus.
Fontenot earned a degree in electrical engineering at Louisiana State University in Baton Rouge.
Cleco is a regional energy company that conducts substantially all of its business operation through its primary subsidiary, Cleco Power. Cleco Power is a regulated electric utility company that owns nine generating units with a total nameplate capacity of 3,310 MWs and serves approximately 288,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi.  For more information about Cleco, visit www.cleco.com.

Media Contact:
Jennifer Cahill
318-484-7411

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